EXHIBIT 14.1

Code of Business Conduct and Ethics

The reputation and integrity of Sangamo Therapeutics, Inc. (the “Company”) are valuable assets that are vital to the Company’s success.  Each Company employee, including the Company’s officers and directors, is responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of ethics and integrity.

The purposes of this Code of Business Conduct and Ethics (this “Code”) are to focus directors, officers and employees on areas of ethical risk, provide guidance to help directors, officers and employees recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty, integrity, and accountability.  No code of conduct can replace the thoughtful behavior of an ethical director, officer or employee.  Accordingly, dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether the Code specifically addresses such conduct.

Action by members of your immediate family, significant others or other persons who live in your household (referred to in the Code as “family members”) also may potentially result in ethical issues to the extent that they involve the Company’s business. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your family members.

Core Values

In all of the Company’s relationships, including those with the public, shareholders, lenders, customers, suppliers, regulators, business partners, directors and employees and others, each director, officer and employee must demonstrate a steadfast commitment to:

•	Integrity;
•	Honest and ethical conduct;
•	Compliance with all laws, rules and regulations;
•	Avoidance of conflicts of interest and the appearance of such conflicts;
•	Full, fair, accurate, timely and understandable disclosure by the Company to the public;
•	Proper delegation, guidance, and oversight;
•	Prompt internal reporting of violations of this Code; and
•	Accountability for complying with this Code, including enforcement.

Implementation and Oversight of This Code

The Company’s Board of Directors (the “Board”) is ultimately responsible for the implementation of this Code.  The Board has designated the Audit Committee to oversee the administration of the Code.  In addition to overseeing the administration of the Code, the Audit Committee is responsible under Nasdaq listing standards and its charter for reviewing and approving certain related-party transactions.

The Company’s Chief Compliance Officer will assist the Audit Committee with the administration of the Code. Questions regarding the application or interpretation of this Code should be directed to the Chief Compliance Officer. You should not hesitate to ask questions about whether any conduct may violate the Code, voice concerns or clarify gray areas. In addition, you should be alert to possible violations of the Code by others and report suspected violations, without fear of any form of retaliation.

Statements in this Code to the effect that certain actions may be taken only with the “Company’s approval” mean that the Chief Compliance Officer or, as appropriate, the Board or the Audit Committee must give prior written approval (including via email) before the proposed action may be undertaken.

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It is the responsibility of every employee, officer and director of the Company to read, understand and comply with the Code and its application to the performance of his or her business responsibilities. You should read this Code in conjunction with all of the Company’s other policy statements and Company compliance policies, including, for example, the Company’s insider trading policy and the Audit Committee’s procedures for the receipt, retention and treatment of complaints and concerns relating to accounting, internal accounting controls, and auditory matters.

We will distribute (via email or otherwise) copies of the Code to each employee on an annual basis along with a reminder that each employee is responsible for reading, understanding and complying with the Code. All employees will receive periodic training on the contents and importance of this Code and Company compliance policies, and the manner in which violations of the Code must be reported and waivers must be requested.

Waiver/Amendment of Any Provision of This Code

You must submit any requests for a waiver of a provision of this Code in writing to the Chief Compliance Officer within a reasonable period in advance of the proposed conduct for appropriate review and approval.  Any waiver with respect to a director or executive officer (including, where required by applicable laws, the Company’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) must be approved by the Board, and, where appropriate, upon prior approval and recommendation of the Audit Committee.  In addition, as noted above, under Nasdaq listing standards, the Audit Committee must review and approve certain related-party transactions.

In some circumstances, the Company must publicly disclose a waiver, including any implicit waiver, and/or amendment of this Code.

Compliance with Laws and Regulations

It is the responsibility of each director, officer and employee to comply with the laws, rules, and regulations applicable to the Company and/or him or her personally.  No director, officer or employee may delegate that responsibility to another person or to the Company.

The Company must, and will investigate, address and report, as appropriate, all violations of applicable law, including all criminal violations.

Applicable laws include, but are not limited to, federal and state laws relating to the Company’s business, including federal occupational safety laws, and its status as a public company.  Examples of criminal violations of the law include, among others:

•	making false or misleading disclosures in documents filed or furnished with the Securities and Exchange Commission (“SEC”);
•	trading on inside information;
•	stealing, embezzling or misapplying the Company’s funds or other assets;
•	using threats, physical force or other unauthorized means to collect money; or
•	making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose.

Directors, officers and employees also are expected to comply with the applicable laws in any country to which they travel, in which they operate and where the Company otherwise does business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism is not an excuse for noncompliance. In addition, the Company requires employees, officers and directors to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the United States. Such U.S. laws include the Foreign Corrupt Practices Act, import laws, anti-boycott laws and embargoes.

Violation of laws, rules and regulations of any country may subject an individual, as well as the Company, to civil or criminal penalties. You should be aware that conduct and records, including emails, are subject to

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internal and external audits and to discovery by third parties in the event of an investigation or litigation. It is in everyone’s best interests to know and comply with our legal obligations.

Avoidance of Conflicts of Interest and the Appearance of Some Conflicts

The Company requires you to conduct your outside associations and personal business, financial and other relationships in a manner that will avoid any conflict of interest, or appearance of a conflict of interest, between yourself and the Company. The term “outside association” includes any affiliation, association, interest or employment that you have with an entity other than with the Company. Conflicts of interest are prohibited. Guidelines with respect to some sensitive areas in which conflicts of interest are likely to occur are described  below. These  Guidelines are  not an exhaustive list of problem areas, but rather a guide in applying the Company’s basic conflict of interest policy to any situation.

It is impractical to conceive of and set forth rules that cover all situations in which a conflict of interest may arise.  The basic factor in all conflict of interest situations is, however, the division of loyalty, or the appearance of a division of loyalty, between the Company’s best interests and your personal interests that could possibly affect, or appear to affect, your judgment or actions with your performance of duties.

Business Relationships

You may have a conflict of interest if you, a family member, or your business partner or associate owns or has a substantial direct or indirect interest in, or incurs indebtedness to, an entity with which the Company has or is likely to have a business relationship or with which the Company competes or is likely to compete.

Investments in small amounts of stock or bonds of a publicly-held company should not, without more, give rise to any conflict of interest.  The question of when an investment may become so substantial as to possibly affect, or appear to affect, your judgment or actions is largely dependent on the particular circumstances and must be addressed on a case-by-case basis.

A conflict of interest may also arise when you or a family member holds a position as a director, officer, employee (including consultant) or partner of an entity with which the Company has or is likely to have a business relationship or with which the Company competes or is likely to compete.

The Company expects that each director, officer and employee will avoid circumstances that could discredit the Company, unduly cause unfavorable criticism of the Company, or impair public confidence in the Company’s integrity.  Any outside associations, interests and business relationships that you have that might impact your judgment or cause you to act in ways that are not in the best interests of the Company, or that might appear to cause such divided loyalties, will be permitted only with the Company’s prior approval.

Loans to, or guarantees of obligations of, employees, officers or directors or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law. All loans and guarantees by the Company must be approved in advance by the Chief Compliance Officer or, where appropriate, the Board or the Audit Committee.

Acceptance of Gifts

Business gifts and entertainment are intended to create goodwill and sound working relationships and not to gain improper advantage or referrals with partners or customers or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theater or a round of golf) is a common business practice.  It may be acceptable under certain, limited circumstances depending on such factors as the recipient, nature of the relationship to the Company, context associated with the meal, gift or entertainment and purpose. In those appropriate situations, that otherwise do not violate laws or Company policies, the gifts and entertainment must be reasonable in value and not extravagant. Gifts and entertainment should not be offered, provided or accepted by any Company employee, officer or director unless consistent with laws, Company policies, customary business practices and not (a) a cash gift, (b) susceptible of being construed as a bribe or kickback, (c) made or received on a regular or frequent basis or (e) in violation of any legal obligation including contract or law. This principle applies to our

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transactions everywhere in the world, even where the practice is widely considered an acceptable practice to conduct business. Employees, directors and officers should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties. Our partners, customers, suppliers and the public at large should know that our employees’ judgment is not for sale.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Chief Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

Outside Activities/Employment

Any outside association, including activities with other entities, should not encroach on the time and attention you are expected to devote to your duties and responsibilities to the Company, adversely affect the quality or quantity of your work product, or entail your use of any of the Company’s assets, including its real and personal property, or create the appearance (without the Company’s approval) of the Company’s involvement, endorsement, sponsorship, or support.  In addition, under no circumstances are you permitted to compete with the Company or take for yourself, your family members, or your business partners or associates any business opportunity that belongs to the Company or that you discover or that is made available to you by virtue of your position with the Company.  Employees and officers are prohibited from taking part in any outside employment (including consulting) without the Company’s approval.

Civic/Political Activities

The Company supports your participation in civic, charitable, and political activities so long as such participation does not encroach on the time and attention that you are expected to devote to your duties and responsibilities to the Company.  You are to conduct any such activities in a manner that does not involve the Company or its assets or create an appearance of Company involvement, endorsement, sponsorship, or support.

Reporting Procedure for Conflicts of Interest

You must report promptly to the Chief Compliance Officer the existence of any outside association, interest, relationship, or activity, as it arises, that may involve a conflict of interest or the appearance of a conflict of interest.  Failure to report such relationships, activities and interests will be a ground for disciplinary action.  Where the nature of the conflict of interest is such that you believe that you are unable to disclose the details of the matters without breaching other confidences, the Chief Compliance Officer or, where appropriate, the Board or the Audit Committee, may, if justified, discuss with you a resolution of the conflict consistent with all of your responsibilities.

The Chief Compliance Officer or, where appropriate, the Board or the Audit Committee will review your disclosures of any conflict of interest and determine the appropriate manner by which the Company’s approval or disapproval would be provided.  In the event that a reviewing party is involved in the potential or actual conflict, you should discuss the matter directly with a member of the Board or Audit Committee who is not involved in the subject under review. You must cooperate fully in the review process by providing all information that the Chief Compliance Officer, the Board, or the Audit Committee deems necessary to its review.  Company actions with respect to the conflict of interest will take into account the spirit of this Code.

All outside associations, interests, relationships, or activities disclosed by any director, officer or employee in accordance with this policy shall be held in confidence unless the best interests of the Company dictate otherwise, or as otherwise required by law.

Resolution of Conflicts

In all cases, conflicts of interest must be handled in an ethical manner; meaning they must be fully disclosed and considered prior to being resolved.  The Chief Compliance Officer or, where appropriate, the Board or the Audit Committee will handle all questions of conflicts of interest.  The Chief Compliance Officer and, as

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appropriate, the Board or the Audit Committee, may determine, upon review of all relevant facts, that the conduct does not amount to a conflict of interest, or may provide guidance to avoid a conflict from developing.

A conflict of interest may be resolved in a number of ways, including without limitation:

•	In the case of an offer of a gift, the appropriate resolution may be for you to accept or reject the gift;
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Any outside association, interest, relationship, or activity that is fully disclosed to, and is approved by, the Chief Compliance Officer or the Board or Audit Committee will not be deemed to involve a conflict of interest for purposes of this Code and are therefore permitted under this Code;

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When it is concluded that there is a conflict of interest, the Audit Committee or the Board may suspend you from some or all of your duties and responsibilities or require you to perform other duties and responsibilities with the Company for such period of time as deemed appropriate, or may request that you resign from your position with the Company; or

•	In the event that the conflict of interest involves an outside association, the Company may permanently cease doing business with that association.

Full, Fair, Accurate and Timely Disclosures by the Company to the Public/Media

If you participate, directly or indirectly, in the preparation of the financial and other disclosures that the Company makes to the public, including in its filings with the SEC or by press release, you must, in addition to complying with all applicable laws, rules and regulations, follow these guidelines:

•	Act honestly, ethically and with integrity;
•	Comply with this Code;
•	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure;
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Managers should, through leadership and communication, make sure that employees of the Company understand the Company’s obligations to the public under the law with respect to its disclosures, including that results are never more important than compliance with the law;

•	Raise questions and concerns regarding the Company’s public disclosures when necessary, and ensure that such questions and concerns are appropriately addressed;
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Provide the Company’s directors, officers, employees, auditors, attorneys, consultants, and advisors involved in the preparation of the Company’s disclosures to the public with information that is accurate, complete, objective, relevant, timely, and understandable;

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated by others;
•	Proactively promote honest and ethical behavior among peers in your work environment;
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Achieve proper and responsible use of and control over all Company assets and resources employed by or entrusted to you including, but not limited to Company property, equipment, computing and information technology resources;

•	Record or participate in the recording of entries in the Company’s books and records that are full and accurate to the best of your knowledge; and
•	Comply with the Company’s disclosure controls and procedures and internal controls and procedures for financial reporting.

Any inquiry or call from the press or a financial analyst should be referred to the Company’s head of investor relations for routing. Only specific, designated employees may communicate with the press on behalf of the Company. You also may not provide any information to the media about the Company off the record, for background, confidentially or secretly.

Antitrust

Employees, officers and directors are expected to comply with laws designed to protect the competitive process. These laws provide generally that vigorous competition is important to protect the public and prohibit illegal agreements or collusion among competitors. Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. Understanding the requirements of antitrust and unfair competition laws of the various jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Chief Compliance Officer whenever you have a question relating to these laws.

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Fair Dealing

Each director, officer and employee should deal fairly and in good faith with the Company’s customers, suppliers, regulators, business partners, directors, officers and employees, and others.  No director, officer or employee may take unfair advantage of anyone through manipulation, misrepresentation, inappropriate threats, fraud, abuse of confidential information, or other similar unethical or improper conduct. It is illegal to engage in deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities.

Handling of Confidential Information

Directors, officers and employees should observe the confidentiality of information that they acquire by virtue of their positions at the Company, including information concerning business, marketing, research, development and manufacturing ideas, customers, suppliers, business partners, competitors, and other employees, except where disclosure is approved by the Company or otherwise legally mandated. This information may be proprietary and protected by patent, trademark, copyright or trade secret laws. Of special sensitivity is financial information and clinical trial data, which should under all circumstances be considered confidential except where its disclosure is approved by the Company, or when it has been widely disseminated to the public for at least two full trading days.

Prompt Internal Reporting of Violations of This Code

If you violate or think you have violated any provision of this Code, or if you observe, learn of, or, in good faith, suspect that another person subject to this Code has violated any of its provisions, you must immediately report the actual or suspected violation to the Chief Compliance Officer, another member of the Company’s senior management, or the Chair of the Audit Committee and cooperate in any investigating of an actual or suspected violation of this Code.  If the violation or suspected violation involves a complaint or concern relating to accounting, internal accounting controls, or auditory matters, and you wish to remain anonymous in raising the complaint or concern you should follow the Audit Committee’s procedures for the confidential receipt, retention, and treatment of such complaints and concerns found in the Audit Committee Procedures Regarding Receipt, Retention, and Treatment of Complaints and Concerns Relating to Accounting, Internal Accounting Controls and Auditory Matters. If the violation or suspected violation involves a complaint or concern relating to non-accounting business practices, and you wish to remain anonymous in raising the complaint or concern you should follow the procedure outlined in Company policies regarding the anonymous hotline.

If you report an actual or suspected violation of this Code by another, in good faith, you will not be subject to discipline or retaliation of any kind.  A violation of the requirement to report violations or suspected violations, or to cooperate in a Code investigation, may result in disciplinary action.

Compliance Standards and Procedures

To facilitate compliance with this Code, the Company will promote awareness and provide training. We have established the position of the Chief Compliance Officer to oversee this program. The Chief Compliance Officer is the person to whom you can address any questions or concerns. In addition to responding to questions or concerns with respect to potential violations of this Code, the Chief Compliance Officer is responsible for:

•	investigating possible violations of the Code;
•	training new and current employees in the Code and Company compliance policies;
•	distributing copies of the Code annually (via email or otherwise) to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;
•	updating the Code as needed and alerting employees to any updates;
•	reviewing Company adherence to the Code and Company compliance policies; and
•	otherwise promoting an atmosphere of responsible and ethical conduct.

Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need or may be able to refer the question to another appropriate source. If you prefer not to go to your supervisor. you should discuss your concern with the Chief Compliance Officer or the Chair of the Audit Committee.

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Accountability for Complying with This Code

Reported violations of this Code will be investigated, addressed promptly, and treated confidentially to the extent possible.  We strive to impose discipline for each Code violation that fits the nature and particular facts of the violation.

Certain violations of the Code that go unaddressed are treated by the SEC as implicit waivers of the Code.  Accordingly, any violation that is discovered and not addressed may have to be disclosed in accordance with the rules and regulations of the SEC or applicable listing standards.

Updated June 2018

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